Exhibit 99.1

FOR IMMEDIATE RELEASE	News Announcement

COBALIS APPOINTS THREE PHARMACEUTICAL
INDUSTRY EXECUTIVES TO BOARD

IRVINE, Calif., February 20, 2007 -- Cobalis Corp. (OTC BB: CLSC), a pharmaceutical development company specializing in anti-allergy medications, is pleased to announce today the appointment of S. Wayne Kay, Ellen McDonald, and Thomas H. Silberg to its board of directors. The appointees will replace three resigning directors, two of which remain as officers of the Company. With these appointments, Cobalis’ board will continue to be comprised of seven members, including the Company’s chairman, Radul “Rudy” Radovich, a founding shareholder, and CEO Dr. Gerald J. Yakatan, who will be the only management member of the Board.

"We are pleased to have attracted such an array of accomplished pharmaceutical industry professionals to the Board” said Rudy Radovich. “We look forward to benefiting from their insight as the Company strives to execute on its goals. I would also like to thank those resigning members of the Board for their support in advancing the Company to this stage, and for recognizing the need for new Board members with the Company at this stage in its development.”

Mr. Kay, 56, is an experienced pharmaceutical executive with extensive senior level management experience in both entrepreneurial and larger companies. He has served as President and CEO of Quidel Corporation, Health Industry Distributors Association, and Enzymatics Inc. Previously, Mr. Kay was the senior vice president of Neoforma and was President of SmithKline Diagnostics, Inc. He now serves as an interim executive advisor to the management and boards of several early stage companies, including a life sciences tool company; an early stage company focused on development of a non-invasive cardiac output measurement technology; and a clinical chemistry reagent medical device company.

Ms. McDonald, 45, is Senior Vice President, Business Operations for Chugai Pharma USA, LLC, having previously served as a strategic commercialization consultant for small to mid-sized biotechnology, pharmaceutical and medical device companies. Previously, she served for three years as Senior Vice President, Cardiovascular Marketing and Medical with Bristol-Myers Squibb. For the prior twelve years, Ms. McDonald worked for Johnson & Johnson, Inc., progressing from sales representative to Vice President, Oncology Franchise, of the Company’s Ortho Biotech Inc. subsidiary.

Mr. Silberg, 60, serves as President of Abraxis Pharmaceutical Products (APP), a division of Abraxis BioScience that manufactures and markets a broad range of injectable drugs in the areas of oncology, critical care, and anti-infectives. Prior to joining Abraxis, Mr. Silberg served as Chief Operating Officer at Tercica, Inc. and Ligand Pharmaceuticals Inc. Mr. Silberg commenced his pharmaceutical career with Hoffmann-Laroche, Inc., where he spent 27 years, rising from salesman to Vice President, Business Operations.

Stepping down from the Board of Directors is Chas Radovich, a co-founder of the Company and a director since 2003. Mr. Radovich, the son of Rudy Radovich, is also a shareholder of the Company and will continue as President. In addition, Ernest T. Armstrong, a director of Cobalis since 2004 and the Company’s Chief Scientific Officer, and Larry May, a director of Cobalis since 2004, have both stepped down from the Board. Mr. Armstrong will continue to serve the company as Chief Scientific Officer, and Mr. May will continue to serve on the Company’s Scientific Advisory Board. The Board thanks Messrs. Radovich, Armstrong and May for their service, dedication and contributions to the company in their role as directors.

About Cobalis Corp.
Cobalis Corp. is a specialty pharmaceutical development company specializing in medications to prevent and treat atopic disease, including allergies, migraine headache, atopic asthma and dermatitis. Its flagship drug candidate PreHistin is an allergy prevention medication in Phase III development. Cobalis plans to seek FDA approval to market PreHistin over-the-counter in the US. For further information, visit www.cobalis.com

Safe Harbor
This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Cobalis disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to the timing, scope or expected outcome of the Company's clinical development of its drug candidates, the potential benefits of the Company's drug candidates and the size of the potential market for the Company's products. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to securing funding for ongoing operations including clinical trials, difficulties or delays in development, testing, regulatory approval, production and marketing of the Company's drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates that could slow or prevent product approval or market acceptance (including the risk that current and past results of clinical trials are not necessarily indicative of future results of clinical trials), the development of competing products by our competitors; uncertainties related to the Company's dependence on third parties and partners; and those risks described in our quarterly report on Form 10-QSB filed with the SEC on February 20, 2007.

Contact:
David Collins or Steven Hecht
Jaffoni & Collins Incorporated
(212) 835-8500
CLSC@jcir.com

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